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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                                    Investor and Media Contact: Robert L. Saxton
                                                                 Alliance Gaming
                                                                  (702) 270-7600

                            ALLIANCE GAMING ANNOUNCES
                       EXPIRATION OF ITS TENDER OFFER AND
                         REDEMPTION OF THE REMAINING 10%
                            SENIOR SUBORDINATED NOTES

               Company Obtains New $400 Million Credit Facility

LAS VEGAS, Sept. 11, 2003 -- Alliance Gaming Corp. (NYSE: AGI) announced today that its tender offer to purchase all outstanding Series B 10% Senior Subordinated Notes due 2007 expired at Midnight, New York Time, on Sept. 10, 2003. As of the expiration of the tender offer, a total of $78,565,000 in aggregate principal amount of notes had been tendered for purchase, $788,000 is subject to notices of guaranteed delivery.

      The Company also announced today that it is calling for redemption all outstanding Series A and Series B 10% Senior Subordinated Notes due 2007 at a price of $1,033.33 per $1,000 in principal amount redeemed, plus interest to but excluding the redemption date. The redemption date is Sept. 16, 2003, and redemption notices containing relevant information regarding the redemption are being distributed to note holders today. Note holders also may contact Innisfree at (888) 750-5834 to obtain information regarding the redemption.

      Alliance also announced that it recently retired and replaced its senior bank facility with a new bank facility totaling $400 million, consisting of a $275 million term loan with a 6-year term and an initial interest rate of LIBOR + 2.75% and a $125 million revolver with a 5-year term and an initial interest rate of LIBOR + 2.50%. The proceeds from the new facility will be used to repay all outstanding existing bank debt under the company's old senior credit facility, to fund the purchase of all outstanding 10% Senior Subordinated Notes purchased pursuant to the tender offer and the pending redemption, and to pay certain related transaction costs and expenses.

      Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide, and is the nation's largest gaming machine route operator and operates two casinos. Additional information about the Company can be found at www.alliancegaming.com.

      This news release may contain "forward-looking" statements. Such information involves important risks, assumptions and uncertainties, any of which could significantly affect actual results in the future and, accordingly, such results may differ materially from those expressed or implied by any forward-looking statements. Actual results may be adversely affected by, among other things, the risk factors detailed from time to time in the company's public filings with the Securities and Exchange Commission.

                            - ALLIANCE GAMING CORP. -